LICENSE AND PROMOTION AGREEMENT

by and between

MARTHA STEWART LIVING OMNIMEDIA, INC.

and

Inergetics, inc.

Dated

May 7, 2013

LICENSE AND PROMOTION AGREEMENT

THIS AGREEMENT (the “Agreement”) entered into on April 10, 2013, but effective as of this 7th day of May 2013, by and between Martha Stewart Living Omnimedia, Inc. (“MSLO”), a Delaware corporation with its principal place of business at 601 West 26th Street, New York, New York 10001, and Inergetics, Inc., a Delaware corporation and Millennium Biotechnologies, Inc., a wholly-owned subsidiary of Inergetics, Inc., (Inergetics, Inc. and Millennium Biotechnologies, Inc., collectively, “Licensee”), with their principal place of business at 205 Robin Road, Suite 222 Paramus, NJ 07652 (each of MSLO and Licensee, a “Party” or “Parties”).

WITNESSETH:

WHEREAS, MSLO desires to license to Licensee, and Licensee desires to license from MSLO, the limited rights to use the Licensed Property (as defined below) in connection with the development of supplements; and

WHEREAS, MSLO and Licensee intend that the Licensed Products (as defined below) be advertised and promoted as part of a coordinated program associated with the Licensed Property.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Definitions.  The following terms shall have the following meanings:

“Advance” has the meaning set forth in Section 10(a).

“Advertising Materials” means consumer and trade advertising, marketing and publicity materials for promoting the Licensed Products.

“Advertising Strategy” means social and digital marketing, fixtures, trade shows, co-op, trade, national, and local consumer advertising and promotion strategies, and couponing and redemptions to promote the Licensed Products. Couponing and redemptions may account for no more than fifty (50%) percent of the annual advertising and marketing spend.

“Affiliate” means, with respect to a Party, any entity that controls, is controlled by, or is under common control with, such Party.

“Agreement Year” means,     {***}

“Approved Retailers” means those retailers listed on Schedule 5, as amended from time to time as mutually agreed upon by the parties.

“Brand Guidelines” has the meaning set forth in Section 9(b).

“Business” has the meaning set forth in Section 9(b).

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Celebrity Branded” means branding associated with any celebrity, individual, entity, publication, television program or brand associated with home décor, cooking, crafts, gardening, lifestyle or how-to, including, without limitation, Oprah Winfrey, Rachael Ray, Ina Garten (including Barefoot Contessa), Ellen DeGeneres, Ralph Lauren, Tommy Hilfiger, Jonathan Adler, Real Simple, and Rosie O’Donnell. Notwithstanding the foregoing, Celebrity Branded shall not include branding associated with sports and fitness personalities.

“Claim” has the meaning set forth in Section 15(a).

“Comparable Products” means other designer or celebrity-branded products or other similar non-branded products manufactured, distributed or sold by Licensee, if any.

“Competitive Product” means any product within a Product Category if the branding or endorsement for such product is Celebrity Branded.

“Consumer Facings” means in-store displays, fixtures, signage and layouts for use in connection with the Licensed Products.

“Creative Services” has the meaning set forth in Section 9(a).

“Creative Services Proposal” has the meaning set forth in Section 9(a).

“Design Direction” has the meaning set forth in Section 4(a).

“Designated Brand Manager” means the individual designated by Licensee in writing to be the brand manager dedicated to the Licensed Products.

“Development Calendar” means the development calendar for the development, approval, and launch of the initial Licensed Product(s), attached hereto as Schedule 1. (If such schedule is not attached, then Licensee agrees to provide MSLO with such schedule within 60 days of the date hereof.) Such Development Calendar will have time frames consistent with industry standards and shall be geared to maximizing sales of the Licensed Products (i.e. ensuring that seasonal sales windows are not missed).

“Distribution Channel” means drugstores, food stores, natural health stores and mass retailers, direct-to-consumer, including, internet sales, HSN, warehouse clubs, and big box stores. The specific retailers in each channel shall be listed on Schedule 5 Approved Retailers.

“Exploitation Activities” has the meaning set forth in Section 9(b).

“Exploitation Materials” has the meaning set forth in Section 5(b).

“Forecast” has the meaning set forth in Section 8(b)(ii).

“Innovations” has the meaning set forth in Section 4(e).

“Intellectual Property” has the meaning set forth in Section 12(g).

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

“Launch” means to the trade, no later than {***}.

“Licensed Products” means the products within the Product Category that are (i) manufactured and distributed by Licensee and its MSLO approved contract manufacturers (which approved manufacturers are listed on Schedule 6 attached hereto as amended from time to time by mutual consent of the parties) pursuant to this Agreement, (ii) approved by MSLO pursuant to this Agreement, and (iii) marketed by the Parties pursuant to this Agreement.

“Licensed Property” has the meaning set forth in Section 2(a).

“Licensee Claim” has the meaning set forth in Section 15(a).

“Licensee Insurance” has the meaning set forth in Section 16.

“Licensing Fee” has the meaning set forth in Section 10(b).

“MSLO Approval Representative” means the person designated by MSLO from time to time to receive and process MSLO approvals pursuant to this Agreement. Initially, the MSLO Approval Representative shall be the SVP of Licensing.

“MSLO Claim” has the meaning set forth in Section 15(b).

“MSLO License” means any license or other agreement pursuant to which MSLO grants or has granted a third party rights to use a trademark, brand or other intellectual property owned by MSLO, excluding this Agreement.

“MSLO Materials” has the meaning set forth in Section 12(g).

“MSLO Outlets” means any retail outlets owned or controlled by MSLO or any Affiliate or through any retail outlets branded with the Trademark or a trademark incorporating the name Martha Stewart in which MSLO or any of its Affiliates has an ownership interest or a website that is branded with the Trademark or a trademark incorporating the name “Martha Stewart,” as determined by MSLO in its sole discretion. A website that functions as an MSLO Outlet may be hosted or managed by a third-party.

“Marketing Spend” has the meaning set forth in Section 9(d).

“Minimum Guaranteed Annual Royalty” has the meaning set forth in Section 10(c).

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

“Net Sales” means, with respect to a particular time period, all gross consideration invoiced or received by or accrued to Licensee from the sale of Licensed Products, including, without limitation, all gross invoice amounts billed by Licensee to customers (“Gross Sales”), minus (a) actual sales and excise taxes applicable to sales of the Licensed Property and (b) all returns and allowances actually made or allowed by Licensee (as supported by credit memos issued to customers), except for those returns based on damaged, defective or recalled Licensed Products, consistent with Section 5(f); provided, however, that in no event shall deductions for returns and allowances {***}. No costs incurred in the manufacture, sale, advertising or distribution of Licensed Products, or any indirect expenses, or any other deduction not expressly provided for above may be deducted. Gross Sales shall reflect all consideration, in whatever form, that Licensee invoices or receives or that otherwise accrues to Licensee on account of such Licensed Product. With respect to Net Sales of Licensed Products by Licensee to any wholesaler or to any retailer or other party in which Licensee maintains any proprietary interest, Gross Sales shall be deemed to be the greater of the consideration invoiced or received by or accrued to Licensee from such sale or the consideration that Licensee would have invoiced or received or that would have accrued to Licensee in an arm’s length transaction with an independent retailer. With respect to sales of Licensed Products in a currency other than United States Dollars, Net Sales shall be computed on the basis of the average of the conversion rates of such currency into United States Dollars quoted in The Wall Street Journal as of the close of business on the last business day of each month during each applicable accounting and payment period.

“Packaging Materials” means the labels, tags and packaging used on or in connection with the Licensed Products.

“Product Category” means nutritional supplement capsules.

“Projections” has the meaning set forth in Section 8(b)(i).

“Quarter” means each calendar quarter during the Term commencing in the calendar quarter in which the Initial Launch Date occurs.

“Quarterly Reports” has the meaning set forth in Section 10(d).

“Royalty” has the meaning set forth in Section 10(b).

“Subsequent Agreement” has the meaning set forth in Section 3(b)(i).

“Subsequent Negotiation Period” has the meaning set forth in Section 3(b)(i).

“Territory” means the United States and its territories

“Term” has the meaning set forth in Section 3(a).

“Trademark” has the meaning set forth in Section 2(a).

2.           Grant; Exclusivity.

(a)          Subject to the terms and conditions of this Agreement, MSLO hereby grants Licensee a limited, non-transferable, right and license in the Territory and during the Term to use the trademark MARTHA STEWART NATURALS(“Trademark”) or such other trademark as MSLO may designate in writing and variations and stylized forms thereof designated by MSLO (the “Licensed Property”), which shall be approved in the manner set forth herein, solely in connection with (x) the manufacture, packaging, distribution, marketing and sale of the Licensed Products through the Distribution Channel and (y) the manufacture, distribution, and exploitation of the Exploitation Materials approved by MSLO in furtherance of the sale of the Licensed Products. Licensee shall not have any rights in or to the name “Martha Stewart” other than in connection with its use of the Trademark as set forth in this Agreement. Any sale or exploitation of the Licensed Products, the Product Category, or use of the Licensed Property by or on behalf of Licensee in a manner not expressly permitted hereunder shall be deemed a material breach of this Agreement.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(b)          Restriction on MSLO. Subject to MSLO’s rights pursuant to Sections 2(d), neither MSLO nor any of its Affiliates shall authorize third parties to, manufacture, package, distribute or sell any products in the Product Category in the Territory that use or exploit the Licensed Property.

(c)          Reservation of Rights. MSLO reserves and retains for itself any and all rights in and to the Trademark that are not expressly granted herein. Licensee further agrees and acknowledges that MSLO is engaged in a wide range of media and merchandising businesses, and that other than as set forth in Section 2(b) nothing contained in this Agreement shall restrict MSLO from pursuing current or future opportunities relating to such businesses.

(d)          Sales of Licensed Products Through MSLO Outlets. MSLO shall have the right to distribute, promote or sell Licensed Products through any MSLO Outlets. If MSLO exercises this right, Licensee shall provide the License Products to MSLO at {***} of wholesale cost (“Wholesale Discounted Price”). If the MSLO Outlet is physically located within an Approved Retailer or is the subdomain of an Approved Retailer’s website, Licensee shall provide the Licensed Products to MSLO at the full wholesale price. MSLO shall receive an {***} % Royalty on such sales as it would be entitled to the sales been made to the Approved Retailer.

(e)          Notwithstanding the exclusive nature of the license granted pursuant to Sections 2(a) and 2(b), if Licensee has not maintained a {***} percent fill rate on orders of the Product Category within any rolling twelve (12) month period during the Term, the rights granted in this Agreement with respect to the Product Category shall revert to MSLO. Licensee acknowledges that upon such reversion, the applicable product or Product Category will no longer be subject to the license grant or any other restrictions contained in this Agreement.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

3.           Term and Territory.

(a)          Initial Term. This Agreement shall become effective on the date that both Parties have executed this Agreement and shall expire upon the {***} to occur of (i) {***} or (ii) the termination of this Agreement by either Party pursuant to the terms of this Agreement (such total time period, the “Term”), unless such Term is extended as provided herein.

(b)          Extension of Term.

(i)          If Licensee would like to enter into a new license agreement that would commence immediately after the end of the Term (a “Subsequent Agreement”), Licensee shall provide MSLO with written notice of such intent no later than {***}. To the extent that: (i) Licensee has not breached this Agreement in any material respect; and (ii) Licensee has timely paid actual royalties equal to or in excess of the Aggregate Minimum Annual Royalties due for Agreement Year {***} and any payments due during Year {***} up to {***}, MSLO and Licensee shall negotiate, in good faith, the terms and conditions as may be mutually agreed upon by the Parties for a Subsequent Agreement. Such negotiation period shall begin on {***} and end no later than {***} (the “Subsequent Negotiation Period”). If the Parties are unable to negotiate a Subsequent Agreement during the Subsequent Negotiation Period, the Term shall expire on {***} with no further obligations from either Party. Neither Party shall be obligated to enter into a Subsequent Agreement.

(ii)         MSLO has the right to decline to enter into the Subsequent Negotiation Period in its sole discretion.

(c)          Territory. The Parties may add countries to the Territory upon mutually agreeable terms.

4.           Product Development and Design.

(a)          Product Development. The Parties recognize that the name “Martha Stewart” has valuable goodwill with the consuming public and that each of Martha Stewart and MSLO is recognized as an authority on quality and style in the area of lifestyle products and related activities. It is the objective of this Agreement that MSLO and Licensee create Licensed Products of a quality consistent with Martha Stewart’s and MSLO’s image and prestige. The Parties agree that as an integral part of this Agreement, Licensee shall consult with MSLO regarding, but not limited to, the development of formulations, the sourcing of the raw materials, assemblies, components, parts, quantities, procedures, and techniques needed to manufacture (the “Supplement Development”) the Licensed Products. In addition, the Parties shall work collaboratively to establish the trends, themes, product innovation, concepts, designs and product selections (the “Design Direction”) for each Licensed Product (including all changes therein). Each Party’s personnel shall work in cooperation with each other to develop the Licensed Products consistent with the Supplement Development and Design Direction established by the Parties, provided that nothing herein limits MSLO’s rights of approval on the Licensed Products or any Exploitation Materials. Licensee shall provide and be responsible for all costs and expenses incurred in connection with formulation development, ingredients, raw materials, mechanicals, match prints, production, and printing processes. Licensee agrees that it will manufacture the Licensed Products at a price point that will maximize sales for the parties hereunder, as well as maintain the quality required by this Agreement.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(b)          Brand Guidelines and Style Guides. MSLO shall provide Licensee with Brand Guidelines that set forth the manner and style in which the Trademark may be used or displayed in connection with the Licensed Products.

(c)          Merchandising Plan. Licensee and MSLO will jointly develop merchandising plans at least twelve (12) months (or such other time period as the Parties may agree is appropriate for the Product Category) prior to the planned sale of any Licensed Product.

(d)          Initial Products and Product Editing. The Parties will use commercially reasonable efforts to perform their respective activities hereunder in order to develop and Launch the initial Licensed Product(s) in accordance with the Development Calendar and by the Initial Launch Date. In addition, subsequent to the Initial Launch Date, the parties agree to adhere to the Development Calendar, subject to any mutually approved changes. Any deviations from the approved Licensed Products, or any changes or additions to the line of Licensed Products or pricing philosophy, must be mutually agreed upon by the Parties, taking into consideration such factors as historical or anticipated sales performance and profitability. Licensee agrees to update and refresh the inline assortment of Licensed Products on an annual basis, consistent with industry standards for the Product Category.

(e)          Innovations. From time to time during the Term, Licensee may acquire, develop or discover new ideas, ingredients, methods or devices (collectively, “Innovations”) that are applicable to or useful for products included in the Product Category. If Licensee acquires, develops or discovers any such Innovation, prior to developing, designing, manufacturing or selling any Comparable Product that incorporates such Innovation, Licensee shall notify MSLO. MSLO shall have thirty (30) days from receipt of such notice to inform Licensee as to whether MSLO wishes to include such Innovation in a Licensed Product. Upon receipt by Licensee of a notice that MSLO so wishes to include the Innovation in a Licensed Product, the Parties shall work together to develop such a Licensed Product, in accordance with the terms of this Agreement. If an Innovation is incorporated into a Licensed Product, Licensee shall not, market, sell or offer for sale any Competitive Product incorporating such Innovation. If MSLO does not respond within thirty (30) days to the initial notice indicating that it wishes to incorporate the applicable Innovation in a Licensed Product, Licensee shall have no further obligation to MSLO regarding the development, design, manufacture or sale of products incorporating such Innovation.

5.           Quality Control.

(a)          Licensee acknowledges that within the Territory, the Licensed Property are associated with authoritative good taste, quality and style in the area of lifestyle products and related activities. Accordingly, Licensee agrees to (i) take no action that would impair any standards of quality that have been approved by MSLO, and (ii) manufacture, market, distribute and sell each Licensed Product in accordance with the approvals made by MSLO hereunder. In addition, Licensee agrees that Licensed Products shall be offered for sale, marketed and sold, and shall be advertised, promoted and otherwise exploited, in accordance with NSF International dietary supplement standards (or other applicable standards setting entity) and consistent with the image and prestige of Martha Stewart and the Licensed Property.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(b)          MSLO shall have the right to approve all (i) products to be sold as Licensed Products (including without limitation the quality and appearance thereof and component materials associated therewith), (ii) Packaging Materials, (iii) Consumer Facings, (iv) Advertising Materials, and (v) other advertising, promotional and other exploitation materials relating to the Licensed Products (together with the Consumer Facings and Advertising Materials, the “Exploitation Materials”). No Licensed Products or Exploitation Materials may be used in connection with the manufacture, labeling, marketing, sale or distribution of Licensed Products without the prior approval of MSLO. After any Licensed Products or Exploitation Materials have been approved by MSLO, Licensee shall not modify such items without the prior approval of MSLO.

(c)          Every item for approval specified and required by this section or otherwise specified in the Development Calendar to be furnished to MSLO is to be furnished by Licensee, free of charge to MSLO, in accordance with the time frames set forth in the Development Calendar, but in any event within ten (10) business days. The items to be furnished include component samples, as well as samples of each initial prototype, developmental samples (as appropriate) and final samples of each of the Licensed Products, Packaging Materials, Consumer Facings, Advertising Materials, and other Exploitation Materials proposed to be used for the Licensed Products, and such other items as set forth in the Development Calendar. Licensee agrees that the Licensed Products manufactured, marketed, or sold by it pursuant to this Agreement, and the Exploitation Materials utilized in connection therewith, shall conform to the specifications and approvals developed by MSLO pursuant to this Agreement and shall be of a quality equal to or exceeding the samples of such Licensed Product or Exploitation Materials, as the case may be, previously approved by MSLO.

(d)          Promptly following execution of this Agreement, MSLO will approve a program that Licensee shall develop and implement for (i) reviewing and testing the quality of the Licensed Products prior to the time at which they are approved for manufacture and sale, and (ii) for monitoring quality and safety on a continuing basis to make sure that the final Licensed Products are consistent with the initially approved samples. The cost of this program shall be the responsibility of the Licensee. This program shall include rigorous testing of Licensed Products for safety and other appropriate elements as required by various laws and regulations. The program shall be implemented by Licensee but shall involve MSLO personnel as the Parties deem appropriate.

(e)          At any time during the Term upon reasonable notice and for a reasonable period of time, MSLO shall have the right to inspect the business operations, including manufacturing sites, of Licensee or any vendors engaged by Licensee to create, manufacture, or distribute any products or Exploitation Materials, including without limitation any facilities at which Licensed Products or Exploitation Materials are manufactured, marketed, distributed or sold, to confirm that Licensee is in compliance with the terms and conditions of this Agreement.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(f)          Upon receipt of a notice from MSLO pursuant to this Agreement setting forth any quality deficiencies or any deviations from approved design or manufacturing specifications with respect to the Licensed Products or Exploitation Materials, or upon the discovery of any such deficiencies or deviations by Licensee, Licensee shall cause such deficiencies or deviations to be remedied prior to the marketing, sale or distribution of the Licensed Products, or the distribution of the Exploitation Materials, as the case may be, or, if such deficiencies or deviations may not be remedied, destroy such Licensed Products or Exploitation Materials.

(g)          In the event quality deficiencies or deviations from approved specifications are discovered after distribution or exploitation of Licensed Products or Exploitation Materials, as applicable, the Parties shall discuss the measures that must be taken, taking into account both the economic consequences and the impact on goodwill related to the Licensed Property and each of MSLO and Licensee. Without limitation of the foregoing, upon MSLO’s request, Licensee shall promptly recall any products containing any such quality deficiencies or deviations at Licensee’s expense. Licensee must obtain MSLO’s prior approval over any recall not mandated by applicable law. Licensee shall be responsible for the payment of royalties on sales of damaged, defective or recalled products, and MSLO need not refund any such royalties.

6.           Approvals. All matters to be submitted for approval hereunder shall be submitted to the MSLO Approval Representative. MSLO agrees to exercise its rights of approval reasonably and promptly through the MSLO Approval Representative and in a spirit of cooperation, it being acknowledged that any decision made by MSLO based on concerns about the Trademark, the brands of MSLO and MSLO shall not be deemed unreasonable if made in good faith. Licensee further acknowledges that MSLO’s approval decisions regarding the Licensed Products, Design Direction, Exploitation Materials, Distribution Plan and Advertising Strategy may be based solely on MSLO’s subjective standards, including its aesthetic judgment regarding design, marketing, advertising and exploitation of the Licensed Property, and regarding the appearance and other qualities of the Licensed Products. MSLO shall, through the MSLO Approval Representative or his or her designee, strive to respond to any request for approval within ten (10) business days or the timeframes set forth in Licensee’s internal manufacturing/formulation calendar, whichever is agreed upon by the Parties, provided that such request for approval is submitted in material compliance with the submission procedures that may be furnished to the Designated Brand Manager; and provided, further, that any failure by MSLO to respond within such timeframe shall be deemed a disapproval. In the event of an objection to or disapproval of a particular item submitted for approval hereunder, MSLO shall strive to reasonably describe the objection or reason for disapproval, provided that Licensee acknowledges that MSLO may not be able to express with specificity such objection and/or the reason. Any approval given by MSLO under this Agreement shall not constitute a waiver of MSLO’s rights or Licensee’s duties under any other provision of this Agreement. Furthermore, such approval is not an acknowledgment of Licensee’s compliance with any laws or regulations (including without limitation any safety, truth-in-advertising, labeling and/or NSF International or other standards) pertaining to the Licensed Products, and their manufacture, marketing, sale and distribution, and shall not be so construed. MSLO’s approval does not constitute a guaranty or warranty on the part of MSLO as to the fitness, quality, workmanship, or character of the Licensed Products. In the event that it is reasonably necessary for MSLO to do on-site approvals to enforce its rights under this Agreement or Licensee requests such on-site approvals, Licensee will pay any and all reasonable travel, lodging and other out-of-pocket expenses incurred by MSLO or its representatives with respect to such on-site approvals.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

7.           Product Launch.

(a)          Each of the Parties shall perform its respective obligations hereunder in a manner reasonably intended to result in the occurrence of the Launch of Licensed Products on or before the Initial Launch Date.

(b)          In the event that Launch has not occurred within ninety (90) days after the Initial Launch Date, and such failure is not due to a delay caused by MSLO or MSLO’s failure to perform its obligations under this Agreement or a force majeure event beyond the reasonable control of Licensee, then MSLO shall have the right, at its option, upon written notice to Licensee, to (i) convert Licensee’s rights under this Agreement such that they are no longer exclusive, (ii) limit the scope of the Territory, Distribution Channel and/or Product Category hereunder as MSLO deems appropriate and/or (iii) terminate this Agreement.

8.           Manufacturing, Production, Promotion and Distribution.

(a)          General. Licensee will cause the Licensed Products to be manufactured, distributed, marketed, branded and sold throughout the Territory in accordance with the MSLO approvals hereunder, the terms and conditions of this Agreement, and all applicable laws, rules, and regulations.

(b)          Projections; Forecasts.

(i)          Schedule 4 hereto sets forth the projections for annual Net Sales relating to the Licensed Products through the Term, as of the date hereof (the “Projections”). Throughout the Term, MSLO and Licensee agree to develop strategies for maximizing Net Sales and increasing the Projections accordingly. Licensee agrees to use its best efforts in rendering services under this Agreement to maximize Net Sales. Each Party acknowledges that it is the intent of each Party to maximize profit from this Agreement.

(ii)         Six months prior to the commencement of the second Agreement Year and each subsequent Agreement Year, Licensee shall provide MSLO with a forecast of the royalties that will be payable to MSLO, as well as the Gross Sales and Net Sales (including all returns or allowances), with respect to each quarter of the subsequent Agreement Year (the “Forecast”), which Forecast shall be based on Licensee’s good faith projections at such time. In the event Licensee’s Forecast changes materially for any Agreement Year, either prior to or during such year, Licensee will promptly inform MSLO of any such changes and the reasons therefor and, in any event, will update the Forecast at the beginning of each Quarter.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(c)          Distribution Channels. Licensee acknowledges that preservation of the Licensed Property and the goodwill associated therewith is of paramount importance and that the marketing, distribution and sale of the Licensed Products may affect the reputation of the Licensed Property. Except as otherwise set forth in this Agreement, Licensee shall only sell the Licensed Products through the approved Distribution Channel. MSLO shall have the right to restrict or limit the distribution and sale of Licensed Products to certain accounts, channels, or means of distribution.

(d)          Retail Fixture Program. Licensee shall, in consultation with MSLO, develop, prototype, build and finalize the presentation of a fixture program for the retail presentation of the Licensed Products. Such program shall include re-fitting and renovating as necessary throughout the term. MSLO shall have the right to approve the final design of all fixtures and signage. Licensee shall bear all costs associated with such program, including any costs associated with MSLO’s Creative Services hereunder.

(e)          Samples. Licensee shall provide, at no charge, samples of all Licensed Products for advertising, promotion and/or editorial content relating to the Licensed Products. All reasonable or customary expenses with respect to shipping shall be the responsibility of Licensee.

(f)          Inventory. Licensee shall use commercially reasonable efforts to maintain inventory levels sufficient to meet forecast demand throughout the course of each Agreement Year, and covenants and agrees that such efforts will result in inventory levels that are equal to or greater than industry averages.

(g)          Employee Discount. MSLO employees shall be entitled to purchase Licensed Products at a discount equal to the discount Licensee’s employees receive on their purchases of products.

9.           Advertising and Promotion.

(a)          Creative Services. Upon Licensee’s request from time to time, MSLO shall design, produce and approve specifications related to product labeling, Packaging Materials, Consumer Facings, Advertising Materials, Advertising Strategies, graphic services, photography, pre-press and/or other Exploitation Materials (together, the “Creative Services”). After receipt of a written request for Creative Services from Licensee in a form acceptable to MSLO, MSLO shall, within a reasonable time (not to exceed 30 business days), provide to Licensee a proposal with respect to such Creative Services, setting forth the scope of the Creative Services to be performed and the budget therefor (the “Creative Services Proposal”). Licensee shall notify MSLO within ten (10) days of a Creative Services Proposal whether it accepts the Creative Services Proposal. If Licensee accepts the Creative Services Proposal within such time frame, then MSLO shall perform the Creative Services described in the Creative Services Proposal. If Licensee does not accept the Creative Services Proposal, or if MSLO does not exercise its rights with respect to any or all of the Creative Services, Licensee shall be free to obtain the applicable Creative Services from another provider using the Brand Guidelines provided by MSLO, provided, however, that all of MSLO’s approval rights pursuant to this Agreement remain in effect with respect to any and all work generated by such service providers to be used in connection with any Licensed Product or advertising or promotion related thereto and that MSLO shall use its best efforts to work within Licensee’s creative production timeline in order to meet media insertion and airdates, provided Licensee timely submits such information. Unless otherwise set forth in the Creative Services Proposal, Licensee shall pay MSLO for any Creative Services performed by MSLO or its outside providers hereunder in accordance with the Creative Services Proposal within thirty (30) days of receipt of invoice therefor and also shall reimburse MSLO for all costs (including without limitation travel, staffing, art direction and design, copyrighting, art production, digital image correction and enhancement, retouching, styling and showroom display, web design and production, finished artwork, mechanicals, photo shoots, photography costs, etc.) to be incurred by MSLO in connection with the preparation and provision of such Creative Services in accordance with the Creative Services Proposal, provided such cost estimates are pre-approved by Licensee. {***}.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(b)          Licensee Activities. Subject to Section 9(a), Licensee shall (i) design, produce, and execute all photography, Packaging Materials, Consumer Facings, and Advertising Materials based on concepts and prototypes approved by MSLO (“Brand Guidelines”) developed by the Parties and produce all other Exploitation Materials; (ii) effect the marketing, promotion, sale and distribution of the Licensed Products in accordance with this Agreement and enforce all of its agreements with its vendors, wholesalers, retailers and distributors; (iii) implement the Advertising Strategy; and (iv) perform such other services, including participate in trade shows, in connection with the Licensed Products as Licensee would typically render in connection with the Comparable Products, including, without limitation, services relating to Supplement Development, manufacture, promotion, advertising, distribution and sale of products. In connection with the foregoing, subject to MSLO’s approval and in collaboration with MSLO, Licensee shall ensure that the Licensed Products are supported by marketing and promotional activities and other promotional activities in accordance with the Advertising Strategy (collectively, “Exploitation Activities”) and that appropriate Exploitation Activities are conducted throughout the Territory, consistent, qualitatively, with the nature of and manner in which Exploitation Activities are conducted in the Territory for Comparable Products. In addition, Licensee shall not favor Comparable Products over the Licensed Products in terms of sales and promotion. The final samples of the Packaging Materials, Consumer Facings, Advertising Materials and other Exploitation Materials shall be subject to MSLO’s prior approval. In addition, the location, medium or publication in which any Exploitation Material is proposed to be placed and the timing of the placement also shall be subject to MSLO’s prior approval. Licensee shall provide to MSLO, free of charge for its permanent archives, copies of all Exploitation Materials used by Licensee in connection with the business to be conducted by Licensee under this Agreement (the “Business”). Licensee shall provide MSLO with its Advertising Strategy at least three (3) months prior to the end of Agreement Year 1, and every subsequent Agreement Year during the Term.

(c)          Trade Shows. Licensee shall obtain MSLO’s approval regarding the type and location of the trade show and for all Exploitation Materials developed in connection with trade shows. For clarity, Licensee’s expenses for trade shows, including set up and labor, are not included as a component of the Marketing Spend, as defined below.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(d)          Advertising/Marketing Spend. During each Agreement Year, Licensee shall spend the amounts outlined in Schedule 2 (the “Marketing Spend”) for advertising, marketing and promotional activities, including, but not limited to in-store signage and displays, co-op marketing, and local and national advertising initiatives. Licensee will spend a minimum of {***}% of each annual Marketing Spend on MSLO media properties during each Agreement Year. If MSLO sells the Products through MSLO Outlets, Licensee agrees to have one couponing/redemption event per year through the MSLO Outlets, at Licensee’s expense. Any additional couponing/redemption events that are held in connection with sales through MSLO Outlets will be at MSLO’s discretion.

(e)          MSLO Activities.

(i)          Licensee will pay all costs and expenses in connection with services set forth in this Section 9 including, without limitation, costs of (i) {***}. MSLO shall provide Licensee with itemized documentation of such expenses. With regard to Martha Stewart’s appearance {***}.

(ii)         Ms. Stewart shall provide Licensee with up to {***} per Agreement Year for the purposes of advertising and promoting the Licensed Products. {***}and Licensee shall use its best efforts to notify Ms. Stewart at least {***} in advance of the proposed Production Days. {***} . Licensee, or any other entity for which Martha Stewart is rendering her services in connection with each such commercial, will be a signatory to any such applicable union, guild and collective bargaining agreement. {***}.

10.          Royalties and Other Payments.

(a)           Advance. Licensee shall make the following advance payments to MSLO (the “Advance”) (i) ${***} due upon execution of this Agreement by both Parties, (ii) ${***} by{***}, (iii) ${***} by {***}, and (iv) $ {***} by {***}.

(b)          Royalty. Licensee shall pay MSLO a royalty equal to {***} percent ({***}%) of Net Sales on all sales except {***}, for each Agreement Year during the initial Term (such applicable amount, the “Licensing Fee”). The applicable Licensing Fee is referred to as the “Royalty” and shall be paid as provided in 10(e).

(c)          Minimum Guaranteed Annual Royalty. Licensee shall pay MSLO the minimum guaranteed annual royalties as follows:

Agreement Year 1 = $ 1,800,000.00
Agreement Year 2 = $ 2,100,000.00
Agreement Year 3 = $ 2,700,000.00
Agreement Year 4 = $ 3,200,000.00
Agreement Year 5 = $ 3,800,000.00
Total = $13,600,000.00

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

In the event that the Parties agree to an Extension, the Minimum Guaranteed Annual Royalty for the Extension shall {***} ${***} or an amount equal to {***} percent ({***}%) of the actual Royalty due during the {***} Agreement Year. The Parties agree that any Royalties paid for a given Agreement Year shall be credited against the Minimum Guaranteed Annual Royalty due for such Agreement Year, but no payment of Royalties in any one Agreement Year shall be credited against the Minimum Guaranteed Annual Royalty due for any other Agreement Year.

(d)          Reports. Licensee shall deliver royalty reports to MSLO in electronic format within thirty (30) days following the end of each Quarter (the “Quarterly Reports”). Each Quarterly Report shall be certified as accurate by an authorized officer of Licensee and shall set forth the Gross Sales and Net Sales (including itemized deductions) for such Quarter, the royalties due and owing for such Quarter and such other related information as MSLO may reasonably request. In addition to the Quarterly Reports, Licensee shall deliver non-binding (but based on Licensee’s current knowledge), interim reports on a monthly basis containing similar information to that contained in the Quarterly Reports. Each such interim monthly report shall be delivered within ten (10) days from the end of the month to which the report relates. Upon MSLO’s reasonable request, and in any event within thirty (30) days after the end of each Agreement Year, Licensee shall also deliver a report detailing Licensee’s advertising and promotional activities in connection with the Licensed Products, including detailed expenditures on Exploitation Activities. Licensee will also provide to MSLO monthly sales reports. All reports should be sent to the attention of the VP of Finance and the SVP of Licensing of MSLO.

(i)          Payment. Licensee shall pay the Minimum Guaranteed Annual Royalty {***}.

If actual Royalties earned exceed the Minimum Guaranteed Annual Royalty for any Agreement Year, excess Royalties shall be paid when Licensee delivers its final quarterly payment to MSLO for the then current Agreement Year. All payments shall be made by wire transfer to the bank account designated by MSLO in Exhibit A.

(e)          Records; Audit. During the Term of this Agreement (including any Extension) and for two years thereafter (or such longer period as is required by law), Licensee shall maintain complete and accurate records of Licensee’s activities hereunder, including without limitation the sales of Licensed Products by Licensee, all Royalty computations and Royalty reports under this Agreement. During the Term of this Agreement (including any Extension) and for two years thereafter, upon MSLO’s reasonable request, Licensee shall make such records and all other documents and materials in the possession or control of Licensee, to the extent relevant to this Agreement and reasonably required to verify Licensee’s satisfaction of its obligations hereunder, available to MSLO or its duly authorized representatives, during normal business hours at Licensee’s principal offices, and shall, during such period, make extracts from such records for MSLO’s use in connection with these purposes.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(f)          Underpayment/Delinquent Payments. In the event that Licensee has underpaid MSLO pursuant to this Agreement or is forty-five (45) days late in making any such payment, Licensee shall promptly pay MSLO the aggregate difference between what MSLO should have been paid and what MSLO was paid, plus interest at a rate which is the lesser of (i) {***}, or (ii) the maximum rate allowed by law. This provision is in addition to, and not alternative to, MSLO’s other remedies under this Agreement. Moreover, in the event that an audit reveals that the amount of any such underpayment equals or exceeds {***} percent ({***}%) of the amounts actually paid to MSLO during the period with respect to which the audit was conducted, Licensee shall bear MSLO’s reasonable costs of conducting the audit, including, without limitation, any amounts payable to MSLO’s outside auditors in connection therewith.

11.         Coordination; Continuing Planning and Strategy.

(a)          Coordination. Licensee shall designate a Designated Brand Manager acceptable to MSLO dedicated to the Licensed Products who will act as the single point of contact between MSLO and Licensee on all matters regarding the use of the Licensed Property in connection with the Licensed Products. MSLO shall designate an MSLO Approval Representative. MSLO will have the right to request a new Designated Brand Manager in the event that the Designated Brand Manager becomes unacceptable to MSLO. The Designated Brand Manager will designate a proxy reasonably acceptable to MSLO to handle the Business when the Designated Brand Manager is on vacation or otherwise unavailable so that the Business is not adversely affected and so that progress hereunder is not delayed.

(b)          Continued Planning and Strategy. Each Agreement Year the Parties agree to adopt a schedule of regular meetings and communications. The Parties will make available appropriate representatives to such meetings, which shall include the Designated Brand Manager, to plan and to discuss the matters applicable to the subsequent Agreement Year, including without limitation business objectives, sales targets and updates to the Distribution Plan and Advertising Strategy, as well as a plan to achieve such objectives and targets and to implement such strategies.

12.         Licensed Property Retention; Use of Licensed Property.

(a)          Except for the express license rights granted herein, all right, title and interest in the Licensed Property, including all copyright, trademark, patent and other rights therein (and all renewals and extensions thereof) and all goodwill associated therewith shall be owned exclusively by MSLO. Except for such express license rights granted herein, MSLO reserves for its sole use and benefit all rights in the Licensed Property and nothing contained herein shall be construed as an assignment or grant to Licensee of any right, title or interest in or to the Licensed Property. Licensee further acknowledges that it has no right to use the Martha Stewart name in any way except solely in connection with the Trademark.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(b)          Any use which Licensee may be permitted to make of the Licensed Property pursuant to this Agreement shall be subject to MSLO’s prior approval as specified herein. At all times, Licensee shall use the Licensed Property only in the form and manner expressly approved by MSLO, and only on Licensed Products, Packaging Materials, Consumer Facings, Advertising Materials and other Exploitation Materials manufactured by or for Licensee. Without limiting the generality of the foregoing, no part of the Licensed Property may be used (i) in any advertising materials other than in connection with the advertising and promotion of Licensed Products or (ii) in conjunction with any other name, character, symbol or design not included within the Licensed Property unless otherwise approved by MSLO in each instance. The Licensed Products may not be packaged for sale or combined with other articles or third party products without MSLO’s prior approval.

Licensee acknowledges and confirms the validity and sole ownership by MSLO of the Licensed Property and the goodwill associated therewith, and agrees that all use by Licensee of the Licensed Property shall inure solely to the benefit of MSLO and, as such, Licensee shall not at any time acquire any rights in the Licensed Property by virtue of any use or exploitation Licensee may make thereof. Licensee agrees not to use any of the Licensed Property in the name of any of its Affiliates, and further agrees not to use in any manner any other word, trademark, trade name, symbol, design or the like which is similar to or which might possibly be confused with any of the Licensed Property. Licensee further agrees that it shall not create, reproduce, sell, distribute, or promote any competing products within the Product Categories (whether directly or indirectly), which feature designs or product packaging that is substantially similar, has a similar look and feel, and/or trade dress as the Licensed Products.

(c)          Licensee shall not contest the validity of the Licensed Property, MSLO Materials or any other proprietary interest of MSLO or its Affiliates (including Martha Stewart) or otherwise take any action that would injure the image or reputation of MSLO or its Affiliates (including Martha Stewart) or any proprietary interest of MSLO or its Affiliates (including Martha Stewart).

(d)          Upon the expiration or termination of the Agreement, all rights in the Licensed Property shall automatically revert to MSLO for its sole use and disposition with no further obligation whatsoever to Licensee or any third party.

(e)          Licensee agrees that there will appear on all Licensed Products, Packaging Materials, Consumer Facings, Advertising Materials and other Exploitation Materials, such copyright and trademark notices and other legends, markings and notices in the form specified by MSLO as may be reasonably deemed necessary by MSLO for protection under trademark, copyright or other applicable laws. MSLO reserves the right reasonably to prescribe any other form of legal notice.

(f)          Licensee agrees that any formulations (each, a “Formulation”), created by Licensee, jointly by the Parties, or any third party, as a part of the Supplement Development processes for use with the Licensed Property shall be owned by MSLO. If ownership of the intellectual property rights in any Formulation does not vest in MSLO as a work for hire, then Licensee hereby irrevocably transfers and assigns to MSLO all of its rights in such Formulation. Notwithstanding the foregoing, any Formulation created by Licensee and/or a third-party that was (i) owned by Licensee or third party prior to the date of this Agreement, (ii) created by or for Licensee (other than by MSLO), and not used in connection with the Licensed Product, whether created before or after the date of this Agreement, which Formulation represents an improvement to the nutritional supplement capsules developed by or for Licensee, or (iii) not developed specifically for the Licensed Products, Packaging Materials, Advertising Materials, Consumer Facings and other Exploitation Materials (the “Licensee Intellectual Property”), shall be excluded.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(g)          Licensee agrees that all trademark, copyright, design and other intellectual property rights (collectively “Intellectual Property“) in the Licensed Property, Licensed Products, Packaging Materials, Advertising Materials, Consumer Facings and other Exploitation Materials and all related materials (including without limitation drafts thereof, whether or not actually produced and used) and any and all samples, sketches, designs or other materials related to any of the foregoing and any modifications or improvements thereto (collectively “MSLO Materials”), in each case, whether developed by MSLO, Licensee (or jointly by the Parties) or any third party (other than Licensee Intellectual Property) shall be deemed works made for hire for MSLO, and shall be owned by MSLO in MSLO’s name. If ownership of the intellectual property rights in any MSLO Materials does not vest in MSLO as a work for hire, then Licensee hereby irrevocably transfers and assigns to MSLO all of its rights in such MSLO Materials. Licensee specifically acknowledges and agrees that MSLO may permit others to use the MSLO Materials in any manner MSLO desires, provided that such use does not conflict with any rights that MSLO is granting to Licensee hereunder. In the event Licensee employs any third party in the development of any Exploitation Materials embodying distinct intellectual property, Licensee shall obtain from each such third party an agreement confirming MSLO’s ownership of all results and proceeds of such third party’s labor as a work made for hire for MSLO. Each such agreement shall provide that if ownership of the intellectual property rights in any results and proceeds of such third party’s labor does not vest in MSLO as a work for hire, then such third party irrevocably transfers and assigns all right, title and interest in the results and proceeds of its labor to MSLO.

13.         Maintenance and Protection of the Licensed Property.

(a)          Licensee agrees to assist MSLO in the procurement and maintenance of MSLO’s rights in the Licensed Property and in connection therewith, Licensee agrees to provide samples to MSLO as reasonably requested at no charge and to execute and deliver to MSLO in such form as may reasonably be requested all instruments (including appropriate applications for registration and assignment) necessary to effectuate copyright, trademark and/or other intellectual property protection for MSLO. Licensee hereby appoints MSLO as its attorney-in-fact in order to execute such instruments on Licensee’s behalf. The power granted MSLO in the preceding sentence is acknowledged by Licensee to be coupled with an interest and shall be irrevocable.

(b)          If required by local law, Licensee further agrees to notify the applicable regulatory authorities of this Agreement or register this Agreement with such regulatory authorities, as applicable.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(c)          Licensee agrees to inform MSLO promptly of any encroachment or infringement of the Licensed Property in the Territory which comes to the attention of Licensee. Any litigation or other action to police the Licensed Property and to abate infringement shall be under the complete control and expense of MSLO. MSLO may retain any money judgment or settlement in such action. Licensee agrees to cooperate fully in any such litigation or action, to the extent necessary, in the vigorous prosecution of the matter, and MSLO agrees to reimburse Licensee for its out-of-pocket expenditures in furtherance thereof. MSLO shall have the sole right to determine what, if any, actions shall be taken on account of any such infringement or encroachment. If MSLO so desires, MSLO, at MSLO’s sole expense, may (i) prosecute any such claim in its own name or (ii) shall have the right to cause Licensee to join as a party thereto. Licensee shall not have any rights against MSLO for damages or other remedy by reason of MSLO’s decision not to prosecute any alleged infringement or encroachment of the Licensed Property.

14.         Representations and Warranties.

(a)          By MSLO. MSLO represents and warrants to Licensee that (i) it is an entity in good standing in the jurisdiction of its formation and each other jurisdiction in which it conducts business, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to materially adversely affect its ability to meet its obligations under this Agreement, (ii) it has the full right and authority to enter into this Agreement and the relationship contemplated herein, including necessary approvals from its board of directors or members, as the case may be, and to perform its obligations hereunder (iii) it owns full right and title in and to the Licensed Property, (iv) to MSLO’s knowledge, Licensee’s authorized use of the Licensed Property shall not infringe or violate the trademark rights of any third parties, and (v) to MSLO’s knowledge, the execution of this Agreement, the performance of its duties thereunder, do not violate any applicable law or regulations or violate or infringe any agreement, arrangement or obligation to which MSLO (or any of its Affiliates) is a party. Except as expressly set forth herein, MSLO makes no representations or warranties as to the Licensed Property, Licensed Products, or the prospects of the Business. Furthermore, in the event that MSLO reasonably determines that the use of the Licensed Property on any products in a country outside of the United States violates any trademark or other rights of a third party, MSLO shall have the right, without incurring any liability, to remove such country from the Territory, and upon receipt of notice from MSLO, Licensee shall not sell such products into such country.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(b)          By Licensee. Licensee hereby represents and warrants to MSLO that (i) it is an entity in good standing in the jurisdiction of its formation and each other jurisdiction in which it conducts business, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to materially adversely affect its ability to meet its obligations under this Agreement, (ii) it has the full right, power and authority to enter into this Agreement and the relationship contemplated herein, including necessary approvals from its board of directors or members, as the case may be, and to perform its obligations hereunder; (iii) to Licensee’s knowledge, the exploitation and/or sale by MSLO or Licensee of the Licensed Products or any other intellectual property created or provided by Licensee, shall not violate or infringe upon any rights whatsoever of any third party (including without limitation patents, if any) or any applicable laws or regulations (including, without limitation, safety, truth-in-advertising, labeling and flammability standards), except that this representation or warranty does not apply to any violation or infringement that is related to the Licensed Property; (iv) the Licensed Products (including any manufacture, packaging, labeling, or other information provided therewith), Packaging Materials, Advertising Materials, Consumer Facings and all other Exploitation Materials will conform in all respects with, and satisfy, applicable international, national, Federal, State and local laws, orders and regulations and applicable industry guidelines; (v) Licensee has obtained, or will obtain prior to conducting any activities in a particular country of the Territory, all approvals and certifications necessary to perform its activities hereunder in such country; (vi) Licensee has obtained and will continue to keep in force all necessary patents for the Licensed Products, if any; (vii) the Licensed Products, Packaging Materials, Advertising Materials, Consumer Facings and all other Exploitation Materials shall be free from defects in material and workmanship; (viii) the Licensed Products are and shall be merchantable and fit for the purpose for which they are intended, and shall conform to their applicable specifications; and (ix) the Licensed Products, Packaging Materials, Advertising Materials, Consumer Facings and all other Exploitation Materials shall be consistent with and not deviate from the samples or prototypes that received final MSLO approval hereunder.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

15.         Indemnification.

(a)          Licensee agrees to defend, indemnify and hold harmless MSLO and its Affiliates, officers, directors, shareholders, employees and representatives from, in respect of and against any and all claims, costs, losses, liabilities, expenses (including, without limitation, reasonable attorneys’ fees and disbursements), judgments, damages, demands, lawsuits or similar actions or proceedings (each, a “Claim”) arising out of a third-party claim based on (i) the breach or alleged breach of any of Licensee’s representations, warranties or covenants hereunder; (ii) the manufacture, packaging, distribution, use or sale of the Licensed Products including, without limitation, all claims for product liability or product defects; and (iii) Licensee’s direct contribution to or participation in the promotion or advertising of the Licensed Products, other than any Claim based primarily on a breach of any representation or warranty of MSLO (each, a “Licensee Claim”). MSLO agrees to notify Licensee within a reasonable time after it receives notice of any Licensee Claim, and Licensee shall promptly assume MSLO’s defense thereof with counsel acceptable to MSLO in its reasonable discretion. MSLO shall have the right to participate in the defense of any Licensee Claim with separate counsel of its choosing and at MSLO’s expense. Any settlement that affects the Licensed Property or otherwise contains a remedy other than the payment of money damages by Licensee (that in any way impacts upon MSLO) must be approved in writing in advance by MSLO, which approval shall not be unreasonably withheld or delayed.

(b)          MSLO agrees to defend, indemnify and hold harmless Licensee and its officers, directors, shareholders, employees and representatives from, in respect of and against any and all Claims to the extent arising out of a third-party claim based on the breach or alleged breach of any of MSLO’s representations, warranties or covenants hereunder, other than any Claim (including, without limitation, any Claim for product liability) based primarily on a breach of any representation or warranty of Licensee (each, an “MSLO Claim”). Licensee agrees to notify MSLO within a reasonable time after it receives notice of any MSLO Claim and MSLO shall promptly assume Licensee’s defense thereof with counsel acceptable to Licensee in its reasonable discretion. Licensee shall have the right to participate in the defense of any MSLO Claim with separate counsel of its choosing and at Licensee’s expense. Any settlement that contains a remedy other than the payment of money damages by MSLO (that in any way impacts upon Licensee) must be approved in writing in advance by Licensee, which approval shall not be unreasonably withheld or delayed.

16.         Insurance. Licensee shall maintain in full force and effect comprehensive general liability insurance (the “Licensee Insurance”), including, without limitation, product liability insurance, covering all products sold by it as well as any liability on its part in the amount of at {***} The Licensee Insurance shall be placed with an insurer or insurers of recognized worth and reputation, duly licensed to carry on the business of insurance in all parts of the Territory and shall name MSLO, its Affiliates and their respective officers, directors, employees, representatives or agents as additional insureds, for coverage against all forms of liability for death or injury to any individual, and for loss or damage to property. The Licensee Insurance shall provide for primary coverage and not contributory coverage, notwithstanding any other insurance which MSLO may obtain or maintain. If coverage is issued or renewed on a claims-made form, the retroactive date for coverage will be no later than the commencement date of this Agreement. In the event of cancellation or nonrenewal, or failure to replace with coverage from another carrier, the discovery period for insurance claims (tail coverage) will be at least 36 months from termination of this Agreement. The Licensee Insurance shall provide for at least thirty (30) days prior written notice to MSLO of cancellation, lapse or material change in the Licensee Insurance and Licensee shall provide MSLO with a certificate of insurance as evidence of the Licensee Insurance prior to, or as soon as practicable after, the execution hereof.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

17.         Expiration and Termination.

(a)          Except as otherwise set forth herein, this Agreement shall expire upon the conclusion of the Term.

(b)          Either Party may sooner terminate this Agreement, without waiving any other rights or remedies, and without any liability for such termination, upon thirty (30) days’ prior written notice (but in the case of non-payment, upon ten (10) days’ prior written notice) if the other Party materially breaches or otherwise fails to perform any of its obligations hereunder, unless the breaching Party remedies the same within such thirty (30) days’ period (or in the case of non-payment, such ten (10) day period) and notifies the non-breaching Party of such remedy in writing within such period. Failure to timely pay amounts due hereunder shall constitute a material breach hereof. In the event that MSLO terminates this Agreement pursuant to this Section 17(b), Licensee will immediately pay to MSLO any and all unpaid royalties, licensing fees and any other amounts due or accrued up to and including such date of termination as well as any amounts due for what would have been the remainder of the Term (including without limitation any Minimum Annual Royalties). If such amounts are not paid to MSLO within ten (10) days of the date of termination, MSLO shall be entitled to recover such amounts on an accelerated basis in any court of law of competent jurisdiction. Unless Licensee terminates this Agreement for MSLO’s breach in accordance with this Section 17(b), all amounts paid to MSLO during the Term shall be non-refundable.

(c)          Either Party shall have the right to terminate this Agreement immediately (subject to such Party’s compliance with any mandatory legal requirements then in force and applicable to such termination) upon written notice to the other Party in the event: (i) that the other Party generally becomes unable to pay its debts as they become due; (ii) of the filing with the bankruptcy court by or against the other Party of a petition under any chapter or entry of an order for relief under Title 11 of the United States Code; (iii) that the other Party makes a general assignment for the benefit of creditors; or (iv) that a receiver of all or substantially all of the other Party’s property is appointed.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(d)          MSLO shall have the right to terminate this Agreement immediately upon written notice to Licensee in the event that: (i) Licensee discontinues its business or substantially all of Licensee’s property is expropriated, confiscated or nationalized by any government, or any government assumes de facto control of substantially all of Licensee’s business; (ii) Licensee is acquired by another entity by means of any one transaction or a series of related transactions (including, without limitation, any merger, reorganization or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of Licensee) in which Licensee’s stockholders of record as constituted immediately prior to such acquisition do not, immediately after such acquisition (by virtue of securities issued as consideration for the Licensee’s acquisition or otherwise), hold at least 50% of the voting power of the resulting or surviving entity; (iii) there occurs a sale, lease, pledge or other disposition to another person[s] of all or substantially all of the assets of the Licensee in one transaction or a series of related transactions; (iv) there occurs a grant or pledge of any license or sublicense with respect to any of the rights or Licensed Property covered by this Agreement to another person; or (v) Royalties earned in any Agreement Year beginning in the second Agreement Year are 60% or less than Royalties earned in the previous Agreement Year.

(e)          Licensee shall have the right to immediately terminate this Agreement if (a) MSLO and/or Martha Stewart engage in any unlawful or willful misconduct in either case that results in: (i) either making any derogatory or disparaging remarks about Licensee or (iii) materially adversely affecting the Parties’ rights or obligations under this Agreement. In the event of a material breach of this provision, Licensee may terminate this Agreement.

(f)          Upon termination or expiration of this Agreement: (i) except as otherwise provided in subsection (g) or (h) below, Licensee shall immediately stop the manufacture, sale and distribution of all Licensed Products; (ii)  all royalties accrued on Net Sales shall be immediately due and payable, and to the extent that the termination is a result of Licensee’s breach, any amounts due for what would have been the remainder of the Term (including without limitation Minimum Annual Royalties shall become immediately due and payable as of the date of termination; (iii) Licensee shall send MSLO a complete and detailed list of its inventory of Licensed Products (including work-in-progress and products on consignment, if any) within thirty (30) days and MSLO shall have the right, but not the obligation, to purchase part or all of Licensee’s inventory of Licensed Products at Licensee’s direct manufacturing cost; and (iv) except as otherwise provided in subsection (g), below, Licensee shall destroy any previously manufactured products which MSLO has not elected to purchase and furnish MSLO with an affidavit of destruction.

(g)          Notwithstanding the provisions of Sections 17(f)(i) and (iv) above, solely in the event of the expiration of this Agreement upon the conclusion of the Term (or any Extension) or termination of the Agreement by Licensee pursuant to Sections 17(b) or (e), Licensee shall have the right, following MSLO’s rejection of Licensee’s offer to MSLO to purchase inventory pursuant to Section 17(f), for a period of six (6) months to sell off Licensed Products remaining in its inventory and to account to MSLO therefor, including the provision of Quarterly Reports as described above. During the last six (6) months prior to such expiration of this Agreement, Licensee shall not manufacture an excessive number of Licensed Products. Following the expiration of said sell-off period, Licensee shall destroy all Licensed Products remaining in its inventory and furnish MSLO with an affidavit of destruction. Licensee shall pay to MSLO all Royalties due on Net Sales during such sell-off period, and all of MSLO’s rights and Licensee’s obligations with respect to such products shall apply during such sell-off period.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(h)          In addition to the other provisions herein, upon termination or expiration of this Agreement, Licensee will cease, and will cause its vendors, customers and retailers to cease, any use, distribution or other exploitation of any Exploitation Materials (including without limitation any packaging materials or signage or displays in store or on any website), or any other items bearing, in whole or in part, reference to MSLO (including, without limitation, any “Martha Stewart” trademarks) (collectively, the “MSLO Branded Materials”). To the extent Licensee has a sell-off right following expiration or termination of this Agreement, Licensee or any vendors, customers or retailers who have in their possession or control any MSLO Branded Materials at the time of the termination or expiration of this Agreement, shall be permitted to use such MSLO Branded Materials during such sell-off period. At the end of such sell-off period, if any, Licensee shall return such MSLO Branded Materials to MSLO, or confirm in writing to MSLO the destruction of the MSLO Branded Materials.

18.         Additional Covenants. Notwithstanding anything to the contrary provided herein, Sections 1, 10, 12-23, and 25 hereof shall survive any expiration or termination hereof.

(a)          Non-Competition. Without the prior written consent of MSLO, which MSLO may withhold in its absolute discretion, Licensee shall not, and shall cause each of its Affiliates not to, manufacture, market, promote, sell or distribute any Competitive Product.

(b)          Non-Solicit; Non-Hire. For the duration of the Term and one (1) year thereafter, neither Party shall solicit for employment or the provision of services, or hire for employment or the provision of services, personnel of the other Party or its Affiliates. Notwithstanding the foregoing, this provision shall not apply to situations in which (i) the applicable personnel responds to public job advertisements but has not otherwise been directly solicited, (ii) the Party that employs or engages the individual being solicited terminates the individual being solicited for any reason, or (iii) either Party consents to the other soliciting or hiring particular personnel.

19.         Product Defects. As between MSLO and Licensee, Licensee assumes all liability whatsoever for customer service, defects or breach of warranty or any type of product liability claim whatsoever regarding any products. In the event that an ultimate purchaser of any Licensed Product manufactured or sold during the Term, or any other third party, claims such product to be defective or in breach of any warranty or otherwise raises a product liability claim with respect to the product, Licensee shall assume all the obligations, liabilities, costs and expenses relating in any manner to such product, including, without limitation, any claimed defect or breach of warranty or other product liability claim; provided, however, that Licensee shall promptly report to MSLO all claims and obligations that arise hereunder.

20.         No Assignment. Licensee’s rights and obligations hereunder are personal to Licensee and shall not be assigned, mortgaged, or otherwise transferred or encumbered by Licensee whether by operation of law or otherwise (including pursuant to a sale of all or substantially all of Licensee’s assets or equity or pursuant to a merger or other change of control). Any such assignment or transfer in contravention of the foregoing shall be null and void and of no force or effect. Subject to MSLO’s prior written approval Licensee may subcontract any portion of the design, development, manufacture or marketing of Licensed Products hereunder but only if Licensee (i) requires in each such subcontract the subcontractor’s full compliance with, and performance of, all of the nonmonetary terms and conditions hereof; and (ii) furnishes to MSLO the name and address of each subcontractor. MSLO may freely assign this Agreement or the benefits hereof. This Agreement will be binding on and inure to the benefit of and be enforceable by the parties and their permitted heirs, successors and assigns.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

21.         Choice of Law: Venue.

This Agreement shall be construed in accordance with laws of the State of New York, without regard to the conflict of laws or choice of laws principles. The Parties agree that any action or proceeding brought by any Party arising out of or related to this Agreement shall be brought in courts located in the State of New York, County of New York. Accordingly, each of the Parties irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in New York in connection with any action or proceeding brought during or after the term of this Agreement and arising out of or related to this Agreement, and each Party irrevocably waives any objection to venue or any claim that the action is brought in an inconvenient forum.

22.         Confidentiality.

(a)          After the date hereof, each of Licensee and MSLO (i) shall hold and shall cause its officers, Affiliates, directors, employees, agents, accountants, representatives and advisors (“Representatives”) to hold in strict confidence all the terms of this Agreement and all information furnished to such Party or its Representatives in connection with the transactions contemplated by this Agreement as well as information concerning the other Party (or such Party’s Affiliates) contained in analyses, compilations, studies or other documents prepared by or on behalf of such Party (or such Party’s Affiliates) (collectively, the “Information”); provided that the Information shall not include any information which has become (A) generally available to the public other than as a result of a disclosure by such Party or such Party’s Representatives, (B) available to such Party on a non-confidential basis from a source other than the other Party or the agents of one of them if such source is to such Party’s knowledge entitled to disclose such information, or (C) independently acquired or developed by such Party; and (ii) shall not, without the prior written consent of the other Party, release or disclose any Information to any other person, except (A) to such person’s Representatives who need to know the Information in connection with the consummation of the transactions contemplated by this Agreement, who are informed by such person of the confidential nature of the Information and who are caused by the relevant Party to comply with the terms and conditions of this Section, and (B) as may be required by applicable law, regulations or legal processes (including, without limitation, any disclosures of Information which are required to be made by applicable securities laws in connection with any financing activities of either Party or general disclosure requirements pursuant to the Securities Exchange Act of 1934, as amended, or the rules of the New York Stock Exchange). In the event either Party is compelled to disclose this Agreement, it shall take all reasonable steps to limit the scope of such disclosure, including, with respect to any filing with the Securities and Exchange Commission, the seeking of confidential treatment of financial and other sensitive information.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(b)          Prior to any vendor of Licensee receiving any concepts, designs or other confidential or proprietary information relating to MSLO, Martha Stewart or the Licensed Products, Licensee shall cause such vendor to enter into the form of agreement attached hereto as Schedule 3 (the “Covered Vendor Agreement”), which shall include, among other items, an obligation on the part of such vendor to maintain the confidentiality of any concepts, designs or other confidential or proprietary information relating to MSLO, Martha Stewart or the Licensed Products.

23.        Notice. Any notice or other communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered in person, (ii) three (3) business days after the date of mailing if mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, (iii) one (1) business day after the date of delivery to a reputable overnight courier service, with all conditions for delivery satisfied, or (iv) upon transmission by facsimile (if an appropriate answerback confirmed is received) if delivered through such services to the following addressees:

If to MSLO:

Martha Stewart Living Omnimedia, Inc.

601 West 26th Street

New York, NY 10001

Attention: EVP Global Licensing

Facsimile No. (212) 389-4536

Copy to: General Counsel

Facsimile No. (917) 591-5201

If to Licensee:

Inergetics, Inc.

205 Robin Road – Suite 222

Paramus, NJ 07652

Facsimile No. (201) 262-1313

Copy to: Richard Feiner, Esq.

Silverman Shin & Byrne PLLC

381 Park Avenue South

New York, NY 10016

Facsimile No. (917) 720-0863

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Each Party may change the contact information for its receipt of notice by written notice to the other Party in the manner prescribed above.

24.        Compliance with Human Rights and Labor Standards. Licensee and MSLO each agree that ensuring that the Licensed Products are manufactured in compliance with all applicable human rights, labor and wage laws is an important objective of the Parties and this Agreement. In furtherance of the foregoing, the Parties agree as follows:

(a)          Products Manufactured at Licensee Facilities. Licensee agrees to:

(i)          comply with all applicable laws relating to human rights, wage and labor practices (“Local Laws”) in each jurisdiction where Licensee manufactures any product or any component thereof that is uniquely or readily associated with one or more products, the Trademark or the “Martha Stewart” name (collectively, the “Covered Products”);

(ii)         disclose to MSLO the location of any manufacturing facilities owned by Licensee where Covered Products are manufactured (“Licensee Facilities”); and

(iii)        provide MSLO or its reputable, independent agent that is generally engaged in the business of monitoring compliance with Local Laws (an “Agent”) access to the Licensee Facilities solely for the purpose of, and to the extent necessary for, verifying compliance with Local Laws, and, if following any such inspection, MSLO or its Agent notifies Licensee that the relevant Licensee Facility is not in compliance with Local Laws, Licensee agrees to take reasonable corrective steps in order to return the Licensee Facility in question to compliance. Any Agent performing services hereunder will enter into such confidentiality arrangements with Licensee as Licensee reasonably requires. Neither MSLO nor the Agent shall interfere with labor/management relations in any way.

(b)          Products Manufactured at Vendor Facilities. Licensee agrees to:

(i)          solely for the purpose of establishing compliance with Local Laws, disclose to MSLO the identity of suppliers of Covered Products (each such supplier a “Covered Vendor”) and the locations of facilities where Covered Products are manufactured by a Covered Vendor;

(ii)         require as a condition to its purchases of Covered Products, that each Covered Vendor sign the Covered Vendor Agreement and comply with Local Laws in the jurisdictions where such Covered Vendor manufactures Covered Products; and

(iii)        provide MSLO or its Agent access to the Covered Vendor facilities solely for the purpose of, and to the extent necessary for, verifying compliance with Local Laws, and, if following any such inspection, MSLO or its Agent notifies Licensee that the relevant Covered Vendor facility is not in compliance with Local Laws, Licensee agrees to take reasonable corrective steps in order to return the Covered Vendor facility in question to compliance or to move production of the Covered Products to a compliant facility. Any Agent performing services hereunder will enter into such confidentiality arrangements with Licensee as Licensee reasonably requires. Neither MSLO nor the Agent shall interfere with labor/management relations in any way.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

In furtherance of the foregoing, MSLO and Licensee will work together in good faith to educate Covered Vendors on the importance of compliance with Local Laws at all Covered Vendors’ facilities and will work to implement a program intended to enhance such compliance.

25.         Miscellaneous.

(a)          No Agency or Joint Venture. Neither Party shall be or be deemed to be an agent, employee, partner or joint venturer of or for the other Party, and neither Party has the power to obligate or bind the other in any manner whatsoever.

(b)          No Third-Party Beneficiaries. The parties do not confer any rights or remedies upon any third-party other than the parties to this Agreement and their respective Affiliates, successors and permitted assigns.

(c)          Press Release. Except to the extent required under applicable law or regulation, the Parties agree that all press releases or other publicity relating to the existence or substance of the business relationship contemplated herein shall be coordinated between the Parties and will not be released without mutual agreement. Notwithstanding the foregoing, the Parties agree that the release or releases announcing the relationship established by this Agreement shall occur at a time reasonably determined by MSLO in light of its overall merchandising strategy and public disclosure obligations under the federal securities laws, provided that such release also occurs at a time reasonably determined by Licensee in light of its public disclosure obligations under the federal securities laws. In addition to the foregoing, but subject to MSLO’s right of review and approval, Licensee shall have the right to mention the Martha Stewart in press releases in connection with MSLO’s obligations and/or duties under this Agreement.

(d)          Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, then such provision shall be interpreted in the manner that best reflects the apparent intentions of the Parties and yet negates the element that rendered such provision illegal, unenforceable or void, or, if such interpretation is impracticable or impossible, then this Agreement shall continue in full force and effect without such provision.

(e)          Integration. This Agreement, including the schedules hereto, each of which is incorporated herein, shall be the final and complete agreement between Licensee and MSLO with respect to the subject matter hereof. No representations, inducements, premises or understandings exist in relation to the subject matter hereof, whether oral or written, except as expressly set forth herein, and this Agreement shall supersede all prior understandings, agreements, contracts or arrangements between the Parties, whether oral or written, unless otherwise expressly incorporated herein. No agreement or other understanding purporting to add to or to modify the terms and conditions hereof shall be binding unless agreed to by the Parties in writing. Any terms or conditions in any forms of the Parties used in the performance of this Agreement which are in conflict with the terms and conditions hereof shall be void.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(f)          Remedies Cumulative. The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided at law or in equity.

(g)          No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(h)          Injunctive Relief. Licensee acknowledges that the rights granted under this Agreement are of special, unique and intellectual character, which gives them peculiar value, and that any breach by Licensee of any material term, condition or covenant of this Agreement will cause irreparable injury to MSLO. Licensee acknowledges that the remedy at law for any breach by Licensee of any material term, condition or covenant of this Agreement (other than payment obligations hereunder) will be inadequate and, accordingly, in the event of any breach or threatened breach by Licensee, MSLO shall be entitled, in addition to all other remedies, to seek and obtain an interlocutory or other preliminary injunction restraining any such breach, without any bond or other security being required.

(i)          Counterparts. This Agreement (and each amendment, modification and waiver in respect thereof) may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), with the same effect as if all Parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

(j)          Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

[Signature Page Follows]

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/

Name:
Title:
Date:

INERGETICS, INC.

By:	/s/

Name:
Title:
Date:

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

SCHEDULES TO AGREEMENT

Schedule 1	Development Calendar
Schedule 2	Advertising and Marketing Expenditure Schedule
Schedule 3	Covered Vendor Agreement
Schedule 4	Projections
Schedule 5	Approved Retailer List

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Schedule 1

Development Calendar

[To come]

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Schedule 2

Schedule of Advertising, Promotion and Marketing Expenditures

pursuant to Section 9 of this Agreement

{***}

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Schedule 3

Covered Vendor Agreement

[LETTER HEAD OF LICENSEE/APPROVED RETAILER

As of ___________, 2013

Vendor name/address:

_______________________

_______________________

_______________________

Attention: ______________

Re:	Martha Stewart Living Omnimedia / Vendor Confidentiality and Proprietary Materials Agreement

Dear ______________________:

As you know, you may soon be, or have been, manufacturing products to be sold under a “Martha Stewart” brand (the “Products”). Although these Products will be and/or have been manufactured by you pursuant to agreements between you and certain vendors or retailers, you recognize that such vendors or retailers have made this agreement a condition to your manufacturing the Products for them. Accordingly, in consideration of your selection, or potential selection, to manufacture certain Products, you hereby agree with Martha Stewart Living Omnimedia, Inc. (“MSO”) as follows:

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

1.             Proprietary Materials.

(a)            For the purposes of this Agreement, “Proprietary Materials” shall mean all

(i)          information or materials (whether or not in tangible form) (A) relating to MSO or Martha Stewart or (B) supplied to you by MSO, its Licensee or an Approved Retailer (as defined in Paragraph 3 below) in connection with the Products, in each case other than (I) any such information or material known to you or in your possession prior to the commencement of your discussions regarding the manufacture of products with any Licensee, Approved Retailer or MSO (as the case may be); (II) any such information or material generally known to or possessed by the general public (other than as a result of (x) a breach of this agreement by you, (y) distribution of the Products or (z) the acts of any other party which you know or have reason to know is under an obligation of confidentiality to MSO); and (III) any such information or material acquired by you from a third party (other than a third party that you know or have reason to know is under an obligation of confidentiality to MSO or that acquired such information or material as a result of the distribution of the Products);

(ii)         materials (whether or not in tangible form) that you develop with a Licensee, or Approved Retailer, MSO or with any contribution, input, advice or direction whatsoever from Licensee, Approved Retailer, or MSO (the “Collaborative Materials”) (for the sake of clarity, Collaborative Materials shall include the entire applicable material and not just MSO’s contribution, input, advice or direction with respect thereto); and

(iii)        information or materials (whether or not in tangible form) with respect to which you gain access or knowledge as a direct result of (A) your relationship with an Approved Retailer, Licensee, and/or MSO in connection with the Products; and/or (B) carrying out any of your obligations to MSO, Licensee, and/or an Approved Retailer in connection with the Products.

(b)          Without limiting the scope and generality of Paragraph 1(a) above, the Proprietary Materials may, without limitation, include and/or be comprised of formulations, concepts; techniques; data; documentation; research and development; customer lists; advertising plans; distribution networks; new product concepts; intellectual property of all types, including, without limitation, ingredients, designs, patterns, ideas, and any physical manifestations thereof; prints; sketches; planned introduction dates; processes; marketing procedures; “know-how”; marketing techniques and materials; development plans; names and other information related to strategic partners, suppliers, or vendors; pricing policies and strategic, business or financial information, including business plans and financial pro formas.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

2.             Notwithstanding the foregoing, the Proprietary Materials (a) shall include any and all information and/or materials of every kind whatsoever in which MSO, its Licensee, and/or an Approved Retailer owns any proprietary rights whatsoever (including, without limitation, any copyright rights, trademark rights or other intellectual property rights) related to the products, and (b) shall not include any information or materials you develop at your sole cost and expense with no contribution, input, advice or direction whatsoever from MSO (the “Excluded Materials”); provided, however, that no Excluded Materials may in any way contain, embody or reference any Proprietary Materials, including, without limitation, any MSO trademark, service mark, mark, name or other designation.

3.             For purposes of this Agreement, (i) “Approved Retailers” shall mean those entities set forth on an Exhibit which will be amended from time to time and (ii), Licensee means the entity that MSO has authorized to manufacture, distribute, and sell the products featuring a MSO trademark, service mark, name or other designation.

4.             You acknowledge that MSO exclusively owns, in perpetuity and throughout the world, all right, title and interest whatsoever (including, without limitation, all copyrights, trademarks, patents, trade secrets, and other proprietary rights, and all renewals and extensions thereof) embodied in or related to the Proprietary Materials, and any and all good will therein. You recognize the great value of the publicity and good-will associated with the Proprietary Materials, and you acknowledge that such value and good-will belong exclusively to MSO. You agree that you shall not acquire any rights in or to the Proprietary Materials by virtue of your performance of any obligations to MSO, Licensee, any Approved Retailer or otherwise. Any use which you may make of the Proprietary Materials shall solely be pursuant to your agreements with MSO, Licensee, or the Approved Retailers in connection with the products and shall not restrict, limit or otherwise diminish MSO’s rights therein with respect to any other products or use. You hereby irrevocably acknowledge and agree that the Collaborative Materials (and all the results and proceeds of your services in connection therewith) shall be and/or have been solely created by you as a “work-made-for-hire” specially commissioned by MSO and/or its Licensee/Approved Retailer on behalf of MSO for use in connection with the products pursuant to the United States Copyright Act, and any and all extensions and/or renewals thereof. In the event any of the Collaborative Materials are determined not to be a “work-made-for-hire” for MSO, then you hereby irrevocably assign all rights therein exclusively to MSO in perpetuity.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

5.             You hereby represent, warrant and agree as follows: (a) you shall not undertake or cause any third party to undertake any act that violates, infringes, diminishes, challenges or otherwise conflicts with MSO’s exclusive ownership of all rights, title and interest in and to the Proprietary Materials, (b) MSO’s exploitation of the Collaborative Materials shall not infringe any person’s or entity’s proprietary, intellectual property or other rights (including, without limitation, trade secret, patent, copyright and trademark rights); (c) the products, and all aspects and elements thereof and all materials incorporated therein or utilized in connection with the design, development, manufacturing, sale, distribution, advertising, marketing and/or promotion of the products (i) are and shall be free from any claims of infringement of any person’s or entity’s proprietary, intellectual property or other rights (including, without limitation, trade secret, patent, copyright and trademark rights); (ii) are and shall be free from defects in design, material and workmanship and are and shall be safe and suitable for their intended and foreseeable uses; and (iii) are and shall be free from any claim of product liability; and (d) the products shall be formulated, designed, developed, manufactured, labeled, packaged, sold, distributed, advertised, marketed, promoted and serviced in compliance with all applicable laws and industry standards.

6.             You agree to defend, indemnify and hold harmless MSO and its affiliated and related persons and entities (including, without limitation, Martha Stewart), and each of their respective principals, officers, directors, managers, members, shareholders, agents, employees and representatives (the “MSO Parties”) from and against any claims, actions, demands, penalties, fines, judgments, lawsuits, costs and expenses (including, without limitation, reasonable outside attorneys’ fees and disbursements) (“Claims”) arising out of or in connection with (a) the design, development, manufacture, labeling, packaging, sale, distribution, shipment, advertising, marketing, promotion, servicing and/or other exploitation of the Products (including, without limitation, any (i) product liability claims; (ii) claims of personal injury, death or property damage; (iii) claims made under any guaranties made or warranties given (in each case, whether express or implied) with respect to such Products or (iv) any similar or other claim based on strict liability, negligence or warranty (whether express or implied); (b) your dealings or relationships with any Licensee, Approved Retailers or third parties and/or the termination of any such relationships; (c) any use by you of the Proprietary Materials in a manner not authorized by this Agreement; (d) any breach of any your representations, warranties or agreements contained herein; and/or (e) your negligence or willful misconduct. You shall obtain all insurance customarily obtained by similarly situated companies selling products similar to the Products.

7.             The Proprietary Materials include, without limitation, all notes, data, reference materials, sketches, drawings, memoranda, documentation and records (throughout all stages of development and completion) in any way incorporating or reflecting any of the Proprietary Materials, and the same belong exclusively to MSO and you agree to turn over all copies of such materials in your possession or control to MSO upon the earlier of MSO’s request or termination of the agreement pursuant to which you manufacture any products.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

8.             You shall hold in confidence and not directly or indirectly reveal, report, publish, disclose or transfer any of the Proprietary Materials in any form to any person or entity, nor shall you utilize any of the Proprietary Materials for any purpose whatsoever, in each case except to the limited extent necessary in the course of your permitted manufacture of products hereunder for Licensees and/or Approved Retailers, provided that no Proprietary Materials which are designated as being “confidential” by MSO may be revealed, reported, published, disclosed or transferred without the express written consent of MSO. You shall cause each of your employees, agents or representatives that are provided access to any Proprietary Materials to abide by the same obligations and restrictions to which you are subject hereunder, and you shall be full responsible and liable for any failure of such employees, agents or representatives to do so.

9.             You agree that you shall not sell any products incorporating any of the Proprietary Materials to any entity other than MSO, Licensee, or an Approved Retailer, except as expressly permitted herein.

10.           Upon receipt of a notice from MSO, Licensee, or an Approved Retailer that any Products manufactured by you are deficient in quality or are not consistent with the relevant specifications, or in the event of an Overrun (as hereafter defined), you may sell such deficient products or products with respect to which there has been an Overrun (collectively, “Excess Products”) to parties other than Approved Retailers, provided that (a) no use of or reference to the name Martha Stewart, MSO or any variation thereof is used in connection with any advertising, publicity, labeling, wrapping or packaging with respect to any such sales; (b) prior to making any such sale you receive assurances from the party to whom you sell such Excess Products that they will comply, and will cause any subsequent purchasers to comply, with the terms of clause (a) above; and (c) such sales are made to purchasers who have warranted to you in writing that they shall only re-sell the Excess Products outside of North America (unless prior approval for North American sales is received from MSO, Licensee, or the Approved Retailer for whom the Excess Products were originally manufactured). For purposes of this Agreement, there shall be an “Overrun” on a product only in the event that (i) you have received notice from all Licensees or Approved Retailers for whom you manufacture such product that such Licensees or Approved Retailers do not intend to purchase any more of such product from you in the future; (ii) you have delivered to the relevant Licensees or Approved Retailers and to MSO the amount of product in your possession with respect to which there is an Overrun; and (iii) MSO and the relevant Licensee and/or Approved Retailers have approved the quantity of such Overrun. MSO, Licensee, and/or the Approved Retailers may, in their sole discretion, limit the amount of Excess Product you may dispose of pursuant to the terms of this paragraph if they determine that the amount of such products that you have on hand for such disposal is excessive and beyond the quantity you would have possessed had you followed a normal and prudent manufacturing schedule.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

11.            In the event that you are required by law, rule or regulation to disclose any Proprietary Materials or you receive a request to disclose any Proprietary Materials under a subpoena or court order, you will (a) promptly notify MSO thereof; (b) consult with MSO on the advisability of taking steps to resist or narrow such request; and (c) if disclosure is required or deemed advisable, cooperate with MSO in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Proprietary Materials.

12.           Because of the unique nature of the Proprietary Materials, you understand and agree that MSO, its Licensees, and/or its Approved Retailers will suffer irreparable harm in the event that you fail to comply with any of your obligations hereunder and that monetary damages may be inadequate to fully compensate the parties for such breach. Accordingly, you agree that MSO, its Licensees, and/or Approved Retailers will, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief, including, without limitation, temporary restraining orders and/or preliminary injunctions, to enforce the terms of this Agreement. In the event of any breach or purported breach by MSO, its Licensees, and/or its Approved Retailers hereunder, your rights shall be limited to an action at law for money damages actually suffered. In no event shall you be entitled to rescission, injunction or other equitable relief of any kind.

13.           In case any one or more of the provisions (or portions of the provisions) of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement and this Agreement shall be construed as if the invalid, illegal or unenforceable provisions (or portions of the provisions) had never been contained therein.

14.           In the interest of being guided by a well-developed body of law in the event of a dispute, the parties agree that this Agreement, including the validity and enforceability hereof, shall be interpreted in accordance with the laws of the State of New York pertaining to agreements made and performed therein, and the courts located in the State of New York, County of New York (federal, if jurisdiction is present, state, if federal jurisdiction is lacking), shall have exclusive jurisdiction and venue over all disputes hereunder.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Upon execution hereof by your authorized signatory, this letter shall constitute a binding agreement between you and MSO’s applicable Licensee or Approved Retailer, enforceable according to its terms.

2

Sincerely yours,

[NAME OF LICENSEE/APPROVED
RETAILER]
[LICENSEE/APPROVED RETAILER] OF
MARTHA STEWART LIVING OMNIMEDIA, INC.

By:
Name:
Title:

ACCEPTED AND AGREED BY:

[ ]

By: ____________________________

Name: _______________________

Title: ________________________

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Schedule 4

Projections Guaranteed Minimum Annual Sales.

{***}

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Schedule 5

Approved Retailers

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

CONFIDENTIAL TREATMENT

Schedule 6

Approved Manufacturers

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT

EXHIBIT A

Wire Information:

{***}

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

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